Exhibit 99.1

Report of Independent Auditor

To the Board of Directors and Shareholders of
Wheeler Real Estate Investment Trust, Inc.

Report on the Statement
We have audited the accompanying statement of revenues and certain operating expenses (the “Statement”) of Pierpont Centre (the “Property”) for the year ended December 31, 2013.

Management’s Responsibility for the Statement
Management is responsible for the preparation and fair presentation of this Statement, in accordance with accounting principles generally accepted in the United States of America, that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on this Statement based on our audits. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the Statement referred to above present fairly, in all material respects, the revenue and certain operating expenses of the Property for the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As further discussed in Note 1, on January 14, 2015, Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler REIT, L.P., completed the acquisition of the Property.

The accompanying Statement was prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenue and expenses.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia
March 24, 2015

Pierpont Centre
Statements of Revenues and Certain Operating Expenses
For the Nine Months Ended September 30, 2014 (unaudited) and the Year Ended December 31, 2013

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
	(unaudited)
REVENUES:
Rental income	$988,135	$1,293,856
Tenant reimbursements and other income	333,935	457,368

Total Revenues	1,322,070	1,751,224

CERTAIN OPERATING EXPENSES:
Property operating	251,640	338,077
Real estate taxes	80,372	104,900
Repairs and maintenance	58,358	64,327
Other	2,834	10,687

Total Certain Operating Expenses	393,204	517,991

Excess of Revenues Over Certain Operating Expenses	$928,866	$1,233,233

See accompanying notes to statements of revenues and certain operating expenses.

Pierpont Centre
Notes to Statements of Revenues and Certain Operating Expenses
For the Nine Months Ended September 30, 2014 (unaudited) and the Year Ended December 31, 2013

1. Business and Purchase and Sales Agreement

On November 3, 2014, Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler Real Estate Investment Trust, L.P. (the “Operating Partnership”), entered into a Purchase and Sale Agreement (the “Agreement”) to acquire Pierpont Centre (the “Property”), a 122,259 square foot shopping center located in Morgantown, West Virginia for a purchase price of approximately $13.9 million. On January 14, 2015, the Operating Partnership completed the acquisition. The Property is 96% occupied and is anchored by Shop 'N Save, which occupies approximately 31% of the total rentable square feet of the center through various leases which expire through December 2019.

2. Basis of Presentation

The Statements of Revenues and Certain Operating Expenses (the “Statements”) have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and are not intended to be a complete presentation of the Property’s revenues and expenses. Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Expenses such as depreciation and amortization are excluded from the accompanying Statements. The Statements have been prepared on the accrual basis of accounting which requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting periods. Actual results may differ from those estimates.

3. Revenues

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all tenants on a straight line basis as of September 30, 2014 (unaudited) and December 31, 2013:

Tenant	September 30, 2014	December 31, 2013
Shop 'N Save	20.2%	20.5%
Michael's	12.4%	12.6%
Books-A-Million	10.8%	9.8%
The termination, delinquency or nonrenewal of one of the above tenants may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of September 30, 2014 (unaudited) and December 31, 2013.

Pierpont Centre
Notes to Statements of Revenues and Certain Operating Expenses
For the Nine Months Ended September 30, 2014 (unaudited) and the Year Ended December 31, 2013
(continued)

3. Revenues (continued)

           The weighted average remaining lease terms for tenants at the property was 3.18 years as of September 30, 2014 (unaudited). Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of September 30, 2014 (unaudited) and December 31, 2013 were as follows:

		Years Ending December 31,
	Twelve Months Ending September 30,
	(unaudited)
2014	—	$1,276,696
2015	1,219,560	1,224,680
2016	1,042,239	949,907
2017	783,604	740,042
2018	678,923	673,595
2019	571,244	529,349
Thereafter	437,352	312,596

	$4,732,922	$5,706,865

The above schedule takes into consideration all renewals and new leases executed subsequent to September 30, 2014 through the date of this report.